Exhibit 99.1
News Release

Berry Announces Fourth Quarter and Fiscal Year 2024 Results

Strategy Update – New Berry

•       Successful completion of the spin of Berry’s Health, Hygiene and Specialties Global Nonwovens and Films Business (‘HHNF’) and merger with Glatfelter       Corporation in early November
•        New Berry emerges as a global leader of consumer-focused packaging solutions with enhanced stability of earnings, free cash flow and growth

Fourth Quarter Highlights
• GAAP: Net sales of $3.2 billion; Operating income of $269 million; Earnings per share of $1.26
• Non-GAAP: Operating EBITDA of $546 million; Adjusted earnings per share of $2.27
• Organic volume growth of +2% (1% including HHNF)

Fiscal Year Highlights
• GAAP: Net sales of $12.3 billion; Operating income of $937 million; Earnings per share of $4.38
• Non-GAAP: Operating EBITDA of $2,045 million; Adjusted earnings per share of $7.62
• 12th consecutive year of Adjusted earnings per share growth
• Achieved adjusted earnings per share and free cash flow targeted guidance
• Returned $260 million to shareholders ($120 million via share repurchases and $140 million in dividends)
• Achieved leverage target goal of 3.5x

Kevin Kwilinski, Berry’s CEO, stated, “With the successful completion of the HHNF transaction, Berry is now a leading pure-play supplier of sustainable global packaging solutions. This intentional emphasis on fast-moving consumer goods will result in even more predictable earnings growth and cash generation, providing stability and resilience to our business as we continue to optimize our portfolio.

As a result of our team’s outstanding performance we ended fiscal 2024 on a strong note, achieving 2% organic volume growth, excluding HHNF, in our underlying businesses and over 6% earnings per share growth in the second half. We also reached our leverage goal of 3.5x, the lowest in the company’s history. Our lean transformation and customer excellence initiatives contributed to positive volumes again this quarter, as we continue to navigate a challenging consumer environment.

Looking ahead to fiscal 2025, we anticipate continued low-single digit volume growth as demonstrated in the second half and the same strong adjusted free cash flow we have consistently delivered. We are confident in the strength and resilience of our portfolio, as reflected by the Board’s decision to raise our dividend by nearly 13% following last year’s 10% increase. As we move forward we intend to deliver enhanced value to our shareholders by continuing to focus on three key objectives: accelerating organic growth, increasing margins from improved operations, and deleveraging.”

Key Financials (1)
	September Quarter		Reported	Fiscal Year		Reported
GAAP results	2024	2023	%	2024	2023	%
Net sales	$3,168	$3,087	3%	$12,258	$12,664	(3%)
Operating income	269	301	(11%)	937	1,079	(13%)
EPS (diluted)	1.26	1.55	(19%)	4.38	4.95	(12%)

	September Quarter		Reported	Comparable	Fiscal Year		Reported	Comparable
Adjusted non-GAAP results	2024	2023	%	%	2024	2023	%	%
Operating EBITDA	546	547	flat	(1%)	2,045	2,053	flat	(1%)
Adjusted EPS (diluted)	2.27	2.28	flat	(1%)	7.62	7.42	3%	2%

(1)
Adjusted non-GAAP results exclude items not considered to be ongoing operations.  In addition, comparable change % excludes the impacts of foreign currency, acquisitions, and recent divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section and in reconciliation tables in this release.  In millions of USD, except per share data.

Financial Results – Fourth Quarter 2024

Consolidated Overview
Net sales increased 3% to $3.2 billion driven by higher selling prices and organic volume growth of 1%, partially offset by the impact of completed divestitures.  All three remaining segments, excluding HHNF, delivered positive volume growth.

Operating income decreased by 11% compared to the prior year quarter, totaling $269 million.  The decrease was attributable higher restructuring costs, higher depreciation and amortization expense along with negative price-cost spread due to favorable timing lag in the prior year and performance-based compensation partially offset by our cost reduction initiatives.

Consumer Packaging – International
Net sales were in line with the prior year quarter at $999 million.  Higher selling prices and 1% organic volume growth, driven by improvement in our industrial markets, was offset by the impact of completed divestitures.

Operating income decreased by 14% to $72 million, primarily due to higher restructuring and selling, general and administrative costs, partially offset by volume growth of 1% and benefits from our cost reduction efforts.

Consumer Packaging – North America
Net sales increased 7% to $840 million primarily driven by 3% organic volume growth and higher selling prices.  The volume growth was broad based and led by our food, beverage, personal care, home care and industrial markets.

Operating income increased 32% to $124 million, primarily due to a $23 million gain from the sale of a facility, earnings from acquisition and 3% volume growth partially offset by higher selling, general and administrative costs.

Flexibles
Net sales increased by 2%, reaching $687 million, primarily driven by organic volume growth of 1% led by volume growth in North American consumer films and some recovery in European industrial markets along with higher selling prices.

Operating income decreased by 29% primarily driven by higher restructuring and selling, general and administrative costs along with negative price cost spread primarily related to a prior year timing tailwind, partially offset by 1% volume growth.

Health, Hygiene & Specialties
Net sales increased by 2% totaling $642 million.  The increase was primarily due to higher selling prices partially offset by an unfavorable impact from foreign currency changes.

Operating income decreased $25 million to $11 million, primarily driven by higher restructuring costs along with a negative impact from price cost spread of $5 million.

Cash Returns to Shareholders

Berry generates significant cash flow and is committed to returning capital to shareholders. This annual cash flow provides substantial capacity to simultaneously reinvest in the business for organic growth, pay down debt, pursue bolt-on acquisitions, and return cash to shareholders through a compelling dividend as well as share repurchases.  The Company’s ending leverage at year end was 3.5x.  We expect to further reduce leverage in fiscal 2025, while also returning cash to shareholders during the year, through continued share repurchases and dividends, subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.

Dividend and Share Repurchases

As previously announced, Berry’s Board of Directors increased the quarterly cash dividend by nearly 13% to $0.31 per share.  The dividend payment is December 16, 2024 to stockholders of record as of December 2, 2024.  During fiscal 2024, Berry repurchased over 2.0 million shares for $120 million, leaving $321 million authorized for share repurchases.  Berry may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.  The Company continues to expect to make repurchases in the future while primarily focusing on lowering our leverage.  Share repurchases are subject to market conditions, available cash on hand and cash needs, overall financial condition, and other factors considered relevant by our Board of Directors.

Fiscal Year 2025 Guidance

•	Adjusted earnings per share range of $6.10-$6.60 (Fiscal 2024 comparable ~$6.00)
•	Cash flow from operations of $1.125-$1.225 billion; free cash flow of $600-$700 million
•	Committed to further debt reduction along with return of capital to shareholders

Merger with Amcor Plc and Conference Call Information

In a separate press release issued this morning, Berry announced that it has entered into a definitive merger agreement to combine with Amcor Plc in an all-stock transaction.

Berry and Amcor will host a joint investor conference call at 8.00am US Eastern Time on Tuesday, November 19, 2024 / 12.00am Australian Eastern Time on Wednesday, November 20, 2024. For those wishing to participate in the call please use the following dial-in numbers:

USA: 800 715-9871 (toll-free) | 646 307-1963 (local)
Australia: 1800 519 630 (toll-free) | 02 9133 7103 (local)
United Kingdom: 0800 358 0970 (toll-free) | 020 3433 3846 (local)
Hong Kong: +852 3002 3410 (local)
Singapore: +65 3159 5133 (local)
All other countries: +1 646 307-1963 (this is not a toll-free number)
Conference ID 3964921

Access to the webcast, located here, https://events.q4inc.com/attendee/157829806 and supporting materials will be available via the Investors section of each company’s website at https://ir.berryglobal.com/financials and www.Amcor.com.  A webcast replay will be available at the conclusion of the call.

As a result, Berry will no longer host its previously planned quarterly conference call at 10:00 a.m. Eastern Time on Wednesday, November 20, 2024. We have posted prepared remarks and a presentation regarding our fourth quarter and fiscal year 2024 earnings results on the Company’s website at https://ir.berryglobal.com/financials.

About Berry
At Berry Global Group, Inc. (NYSE: BERY), we create innovative packaging solutions that we believe make life better for people and the planet. We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world. Harnessing the strength in our diversity and industry-leading talent of over 34,000 global employees across more than 200 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy. The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey. For more information, visit our website, or connect with us on LinkedIn or X.

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted operating income, Adjusted earnings per share (or adjusted EPS), free cash flow, and comparable basis net sales, comparable adjusted EPS and comparable operating EBITDA.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking adjusted EPS and free cash flow is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company as well as estimates and statements as to the expected timing, completion and effects of the proposed transaction between Berry and Glatfelter, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to estimates and statements about the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, benefits of the Glatfelter transaction, including future financial and operating results, executive and Board transition considerations, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts, as well as statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including transactional and translational foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall global economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to weather-related events and longer-term climate change patterns; (10) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (11) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (12) risks related to future write-offs of substantial goodwill; (13) risks of competition, including foreign competition, in our existing and future markets; (14) risks related to market conditions associated with our share repurchase program; (15) risks related to market disruptions and increased market volatility; (16) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; (17) the risk that Glatfelter shareholders may not approve the transaction proposals; (18) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or may be delayed; (19) risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner; (20) risks that the anticipated tax treatment of the proposed transaction is not obtained; (21) risks related to potential litigation brought in connection with the proposed transaction; (22) uncertainties as to the timing of the consummation of the proposed transaction; (23) risks and costs related to the implementation of the separation of the Berry Spinco from Berry., including timing anticipated to complete the separation, any changes to the configuration of the businesses included in the separation if implemented, as well as unexpected costs, charges or expenses resulting from the proposed transaction; (24) the risk that the integration of the combined companies is more difficult, time consuming or costly than expected; (25) risks related to financial community and rating agency perceptions of each of Berry and Glatfelter and its business, operations, financial condition and the industry in which they operate; (26) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (27) failure to realize the benefits expected from the proposed transaction; (28) the effects of the announcement, pendency or completion of the proposed transaction on the ability of the parties to retain customers and retain and hire key personnel and maintain relationships with their counterparties, and on their operating results and businesses generally; and (29) the other factors and uncertainties discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission (“SEC”). These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the registration statements, proxy statement/prospectus and other documents that will be included in the registration statements that will be filed with the SEC in connection with the proposed transaction. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on us. Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed transaction between Berry and Glatfelter. In connection with the proposed transaction, Berry and Glatfelter intend to file relevant materials with the SEC, including a registration statement for Spinco in connection with the separation and spin-off as well as a registration statement on Form S-4 by Glatfelter that will contain a proxy statement/prospectus of Glatfelter relating to the proposed transaction. This communication is not a substitute for the registration statements, proxy statement/prospectus or any other document which Berry and/or Glatfelter may file with the SEC. STOCKHOLDERS OF BERRY AND GLATFELTER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENTS AND PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the registration statements and proxy statement/prospectus (when available) as well as other filings containing information about Berry and Glatfelter, as well as Spinco, without charge, at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Berry or Spinco will be made available free of charge on Berry’s investor relations website at https://ir.berryglobal.com. Copies of documents filed with the SEC by Glatfelter will be made available free of charge on Glatfelter's investor relations website at https://www.glatfelter.com/investors.

No Offer or Solicitation
This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to sell, subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation
Berry and its directors and executive officers, and Glatfelter and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Glatfelter capital stock and/or the offering of securities in respect of the proposed transaction. Information about the directors and executive officers of Berry, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Beneficial Owners and Management” in the definitive proxy statement for Berry’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on January 4, 2024 (https://www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001378992/000110465924001073/tm2325571d6_def14a.htm). Information about the directors and executive officers of Glatfelter, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Ownership of Company Stock” in the proxy statement for Glatfelter's 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 26, 2024 (https://www.sec.gov/ix?doc=/Archives/edgar/data/0000041719/000004171924000013/glt-20240322.htm). In addition, Curt Begle, the current President of Berry’s Health, Hygiene & Specialties Division, will be appointed as Chief Executive Officer, James M. Till, the current Executive Vice President and Controller of Berry, will be appointed as Executive Vice President, Chief Financial Officer & Treasurer, and Tarun Manroa, the current Executive Vice President and Chief Strategy Officer of Berry, will be appointed as Executive Vice President, Chief Operating Officer, of the combined company. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Company Contact Information
Dustin Stilwell
VP, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

Berry Global Group, Inc.
Consolidated Statements of Income (Unaudited)

	Quarterly Period Ended		Fiscal Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Net sales	$3,168	$3,087	$12,258	$12,664
Costs and expenses:
Cost of goods sold	2,557	2,481	10,005	10,354
Selling, general and administrative	228	215	892	886
Amortization of intangibles	57	62	234	243
Business consolidation and other activities	52	28	190	102
Operating income	269	301	937	1,079
Other expense	7	18	15	31
Interest expense, net	86	78	311	306
Income before income taxes	176	205	611	742
Income tax expense	28	19	95	133
Net income	$148	$186	$516	$609

Basic net income per share	$1.29	$1.59	$4.48	$5.07
Diluted net income per share	1.26	1.55	4.38	4.95

Outstanding weighted average shares (in millions)
Basic	114.6	117.3	115.1	120.1
Diluted	117.4	120.2	117.7	123.0

Condensed Consolidated Balance Sheets (Unaudited)

(in millions of USD)	September 28, 2024	September 30, 2023
Cash and cash equivalents	$1,095	$1,203
Accounts receivable	1,604	1,568
Inventories	1,624	1,557
Other current assets	244	205
Property, plant, and equipment	4,575	4,576
Goodwill, intangible assets, and other long-term assets	7,464	7,478
Total assets	$16,606	$16,587
Current liabilities, excluding current debt	2,855	2,703
Current and long-term debt	8,315	8,980
Other long-term liabilities	1,828	1,688
Stockholders’ equity	3,608	3,216
Total liabilities and stockholders' equity	$16,606	$16,587

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal Year Ended
(in millions of USD)	September 28, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$516	$609
Depreciation	623	575
Amortization of intangibles	234	243
Non-cash interest, net	(79)	(61)
Share-based compensation expense	46	42
Deferred income tax	(96)	(117)
Loss on divestitures	57	-
Settlement of derivatives	26	36
Other non-cash operating activities, net	22	22
Changes in working capital	56	266
Net cash from operating activities	1,405	1,615

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(551)	(689)
Acquisitions, divestitures, and other activities	(21)	(87)
Net cash from investing activities	(572)	(776)

Cash flows from financing activities:
Repayments on long-term borrowings	(3,884)	(869)
Proceeds from long-term borrowings	3,150	496
Repurchase of common stock	(120)	(601)
Proceeds from issuance of common stock	48	36
Dividends paid	(139)	(127)
Other, net	(21)	(6)
Net cash from financing activities	(965)	(1,071)
Effect of currency translation on cash	25	25
Net change in cash and cash equivalents	(108)	(207)
Cash and cash equivalents at beginning of period	1,203	1,410
Cash and cash equivalents at end of period	$1,095	$1,203

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$1,405	$1,615
Additions to property, plant, and equipment (net)	(551)	(689)
Non-U.S. GAAP Free Cash Flow	$854	$926

Segment and Supplemental Comparable Basis Information (Unaudited)

	Quarterly Period Ended September 28, 2024
(in millions of USD)	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Flexibles	Total
Net sales	$999	$840	$642	$687	$3,168

Operating income	$72	$124	$11	$62	$269
Depreciation and amortization	82	56	47	32	217
Business consolidation and other activities	29	(11)	20	14	52
Other non-cash charges	3	2	1	2	8
Operating EBITDA	$186	$171	$79	$110	$546

	Quarterly Period Ended September 30, 2023
Reported net sales	$1,000	$786	$630	$671	$3,087
Foreign currency, acquisitions & divestitures	(25)	14	(10)	1	(20)
Comparable net sales (1)	$975	$800	$620	$672	$3,067

Operating income	$84	$94	$36	$87	$301
Depreciation and amortization	80	58	45	29	212
Business consolidation and other activities	18	7	2	1	28
Other non-cash charges	2	2	1	1	6
Foreign currency, acquisitions & divestitures	(0)	6	-	-	6
Comparable operating EBITDA (1)	$184	$167	$84	$118	$553

	Fiscal Year Ended September 28, 2024
(in millions of USD)	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Flexibles	Total
Net sales	$3,843	$3,121	$2,538	$2,756	$12,258

Operating income	$186	$366	$75	$310	$937
Depreciation and amortization	322	227	183	125	857
Business consolidation and other activities	124	6	43	17	190
Other non-cash charges	14	14	23	10	61
Operating EBITDA	$646	$613	$324	$462	$2,045

	Fiscal Year Ended September 30, 2023
Reported net sales	$4,031	$3,122	$2,627	$2,884	$12,664
Foreign currency, acquisitions & divestitures	(16)	42	9	12	47
Comparable net sales (1)	$4,015	$3,164	$2,636	$2,896	$12,711

Operating income	$273	$346	$127	$333	$1,079
Depreciation and amortization	310	217	177	114	818
Business consolidation and other activities	50	23	22	7	102
Other non-cash charges	25	12	8	9	54
Foreign currency, acquisitions & divestitures	(2)	18	5	1	22
Comparable operating EBITDA (1)	$656	$616	$339	$464	$2,075

(1)
The prior year comparable basis change excludes the impacts of foreign currency, acquisitions, and divestitures.  Further details related to non-GAAP measures and reconciliations can be found under our “Non-GAAP Financial Measures and Estimates” section or in reconciliation tables in this release.

Reconciliation of Non-GAAP Measures

Reconciliation of Net income and earnings per share (EPS) to adjusted operating income, operating earnings before interest, tax, depreciation and amortization (EBITDA), and adjusted earnings per share (adjusted EPS)
(in millions of USD, except per share data amounts)

	Quarterly Period Ended		Fiscal Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$148	$186	$516	$609
Add: other expense	7	18	15	31
Add: interest expense	86	78	311	306
Add: income tax expense	28	19	95	133
Operating income	$269	$301	$937	$1,079

Add: business consolidation and other activities	52	28	190	102
Add: Impact of hyperinflation	—	—	15	—
Add: other non-cash charges (1)	8	6	46	54
Adjusted operating income (3)	$329	$335	$1,188	$1,235

Add: depreciation	160	150	623	575
Add: amortization of intangibles	57	62	234	243
Operating EBITDA (3)	$546	$547	$2,045	$2,053

Net income per diluted share	$1.26	$1.55	$4.38	$4.95
Other expense, net	0.06	0.15	0.13	0.25
Business consolidation and other activities	0.44	0.23	1.61	0.83
Impact of hyperinflation	—	—	0.13	—
Amortization of intangibles from acquisitions (2)	0.49	0.52	1.99	1.98
Income tax impact on items above	0.02	(0.17)	(0.62)	(0.59)
Foreign currency, acquisitions, and divestitures		0.01		0.05
Adjusted net income per diluted share (3)	$2.27	$2.29	$7.62	$7.47

Estimated Fiscal 2025
Cash flow from operating activities	$1,125-$1,225
Net additions to property, plant, and equipment	(525)
Free cash flow (3)	$600-$700

(1)	Other non-cash charges are primarily stock compensation expense
(2)	Amortization of intangibles from acquisition are added back to better align our calculation of adjusted EPS with peers.
(3)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth and comparable basis measures exclude the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities, less net additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

We also use Adjusted operating income, Operating EBITDA, adjusted EPS and comparable basis measures, among other measures, to evaluate management performance and in determining performance-based compensation.  Operating EBITDA is a measure widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted operating income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.
     (BERY-F)